Exhibit (a)(5)(A)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (defined below) and the related Letter of Transmittal and any amendments or supplements to the Offer to Purchase or Letter of Transmittal and, other than as described below, is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

interclick, inc.

at

$9.00 Net Per Share

by

Innsbruck Acquisition Corp.

a wholly-owned subsidiary of

Yahoo! Inc.

Innsbruck Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Yahoo! Inc., a Delaware corporation (“Yahoo!”), is making an offer to purchase all issued and outstanding shares of common stock of interclick, inc., a Delaware corporation (“interclick”), par value $0.001 per share, (the “Shares”), at a price of $9.00 per Share, net to the seller in cash, without interest and less any applicable withholding tax (such price, or any different price per Share as may be paid in the Offer (as defined below), the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 15, 2011 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Unless Purchaser extends the expiration date of the Offer in accordance with the terms of the Merger Agreement and applicable law (as described below), the Offer and withdrawal rights will expire at the end of the day on December 13, 2011, at 12:00 midnight, New York City time (such initial or extended expiration date in accordance with the terms of the Merger Agreement and applicable law, the “Expiration Date”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. Purchaser will pay the fees and expenses incurred in connection with the Offer of the Depositary and Georgeson, Inc., the information agent for the Offer (the “Information Agent”). Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in interclick. Following completion of the Offer, Purchaser intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY ON DECEMBER 13, 2011, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED.

There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the Expiration Date, a number of Shares, that, together with the number of Shares then owned by Yahoo! or any of its wholly-owned subsidiaries, including Purchaser, or with respect to which Yahoo! or any of its wholly-owned subsidiaries, including Purchaser, has sole voting power, represents at least a majority of the Shares outstanding on a fully diluted basis and no less than a majority of the voting power of the shares of capital stock of interclick then outstanding on a fully diluted basis and entitled to vote upon the adoption of the Merger Agreement (excluding from the number of tendered Shares, but not from the number of outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) (collectively, the “Minimum Condition”). The Minimum Condition is not waivable by Purchaser or Yahoo! without the prior written approval of interclick on the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission. The Offer is also subject to certain other conditions set forth in the Merger Agreement and described in the Offer to Purchase, including, among other conditions, the expiration or early termination of any applicable waiting period or receipt of required clearance, consent, authorization or approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the absence of a Company Material Adverse Effect (as defined in the Merger Agreement and described in the Offer to Purchase) and receipt of certain consents as set forth in the Merger Agreement and described in the Offer to Purchase. See Section 14 — “Conditions of the Offer” in the Offer to Purchase for a description of the conditions to the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 31, 2011 (the “Merger Agreement”), by and among Yahoo!, Purchaser and interclick, pursuant to which, after the completion of the Offer and the satisfaction or waiver of all of the conditions thereto, Purchaser will be merged with and into interclick, with interclick surviving the Merger as a wholly-owned subsidiary of Yahoo! (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares owned by Yahoo!, Purchaser, interclick or their respective subsidiaries or affiliates or by stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the per Share price paid pursuant to the Offer, without interest. As a result of the Merger, interclick will cease to be a publicly traded company. The Merger Agreement is fully described in the Offer to Purchase.

interclick irrevocably granted to Purchaser a non-transferable, non-assignable option (the “Top-Up Option”), which Purchaser may exercise immediately following consummation of the Offer, if necessary, to purchase, at a price per share equal to the Offer Price, additional newly-issued Shares equal to the number of Shares that, when added to the number of Shares owned by Purchaser at the time of exercise of the Top-Up Option, will constitute one share more than 90% of the number of Shares outstanding immediately after the issuance of all Shares subject to the Top-Up Option. If Purchaser acquires at least 90% of the outstanding Shares entitled to vote on the adoption of the Merger Agreement (including through exercise of the Top-Up Option), Yahoo! and Purchaser will effect the Merger pursuant to the “short-form” merger provisions of Section 253 of the Delaware General Corporation Law. Pursuant to the Merger Agreement, Purchaser and interclick will take all necessary and appropriate action to cause the Merger to become effective, as promptly as practicable following the consummation of the Offer, without action of the stockholders of interclick (other than Purchaser).

The board of directors of interclick has, upon the terms and subject to the conditions set forth in the Merger Agreement, unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of interclick and its stockholders, (ii) approved and declared the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, advisable and (iii) recommended to interclick’s stockholders that they accept the Offer and tender their Shares in the Offer and, if required by applicable law, vote for the adoption of the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in making payment. In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of: (i) the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a transfer effected pursuant to the book-entry transfer procedures described in the Offer to Purchase, a timely book-entry confirmation with respect to such Shares into the Depositary’s account at the Depositary Trust Company (the “Book-Entry Transfer Facility”) and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) and (ii) any other documents required by the Letter of Transmittal. See Section 3 — “Procedure for Tendering Shares” of the Offer to Purchase for a full description of the required mechanics for tending Shares.

If on or prior to the Expiration Date (or any extension thereof), any of the conditions to the Offer have not been satisfied or waived, Purchaser has agreed to extend the Offer to permit the satisfaction of such conditions (for one or more periods of up to 20 business days, the length of each such period to be determined by Purchaser in its discretion). Purchaser is not required to extend the Offer beyond April 30, 2012 except if, as of such date, all of the conditions to the Offer have been satisfied or waived other than the expiration or termination of any applicable waiting period pursuant to the HSR Act or receipt of any required clearance, consent, authorization or approval related thereto, in which case, if so elected by Purchaser or interclick, Purchaser will extend the Offer for certain additional limited periods but in no event to a date later than June 30, 2012. See Section 1 — “Terms of the Offer” of the Offer to Purchase for additional information. If, at the Expiration Date, all of the conditions to the Offer have been satisfied or waived, Purchaser will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer.

Any extension, termination, waiver or amendment of the Offer will be followed, as promptly as practicable, by a public announcement thereof. In the case of an extension of the Offer, such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

After acceptance for payment of Shares in the Offer, if Yahoo!, Purchaser and their subsidiaries and affiliates do not hold, in the aggregate, at least 90% of the issued and outstanding Shares to permit Purchaser to complete the Merger pursuant to the “short-form” merger provisions of the Delaware General Corporation Law, then Purchaser is permitted by the Merger Agreement to provide a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although Purchaser reserves its right to provide a subsequent offering period, Purchaser does not currently intend to provide a subsequent offering period.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date and, unless already accepted for payment and paid for by Purchaser in the Offer, may also be withdrawn at any time after January 13, 2012. No withdrawal rights apply during any subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered according to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will no longer be considered properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in the Offer to Purchase any time before the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. See Section 3 of the Offer to Purchase — “Procedure for Tendering Shares” for a full description of the requirements for tending Shares (as well as procedures for permitted withdrawals).

The receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, including matters pertinent to non-U.S. stockholders, see Section 5 — “Certain Material U.S. Federal Income Tax Consequences” of the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

interclick has agreed to provide Purchaser with interclick’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, commercial banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent at the addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone number set forth below and copies will be furnished at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary or the Information Agent) for soliciting tenders of Shares in the Offer.

The Information Agent for the Offer is:

Georgeson, Inc.

199 Water Street – 26th Floor

New York, New York 10038

Banks and Brokers Call (212) 440-9800

All others call Toll-Free 1.866.391.7007

November 15, 2011